Exhibit 21.0

List of Subsidiaries

Subsidiaries of Hamilton Bancorp, Inc.	Percentage Ownership	Jurisdiction or State of Incorporation

Hamilton Bank	100%	United States

Subsidiaries of Hamilton Bank	Percentage Ownership	Jurisdiction or State of Incorporation

3110 FC, LLC	100%	Maryland